IRON MOUNTAIN INCORPORATED

THE GUARANTORS NAMED HEREIN

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

6¾% Senior Subordinated Notes due 2018

FIFTH SUPPLEMENTAL INDENTURE

Dated as of January 19, 2007

TO

SENIOR SUBORDINATED INDENTURE

Dated as of December 30, 2002

TABLE OF CONENTS

EXHIBITS
Exhibit A FORM OF NOTES
Exhibit B FORM OF SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of January 19, 2007 (“Fifth Supplemental Indenture”), is by and between IRON MOUNTAIN INCORPORATED, a Delaware corporation (the “Company”), having its principal office at 745 Atlantic Avenue, Boston, Massachusetts 02111, the Guarantors signatory hereto, and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”), having its principal corporate trust office at 222 Berkeley Street, 2nd Floor, Boston, MA 02116.

WITNESSETH:

WHEREAS, the Company and the Trustee, as successor trustee, are parties to that certain Senior Subordinated Indenture, dated as of December 30, 2002 (the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of up to €300,000,000 aggregate principal amount of a series of the Company’s Securities (the “Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company on January 5, 2007;

WHEREAS, the Company desires to issue and sell €225,000,000 aggregate principal amount of the Notes on the date hereof;

WHEREAS, the Company desires to enter into this Fifth Supplemental Indenture pursuant to Section 9.1(e) of the Indenture to supplement the Indenture to establish the form and terms of the Notes; and

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the parties hereto hereby enter into this Fifth Supplemental Indenture, for the equal and proportionate benefit of all Holders of Notes, as follows:

ARTICLE 1.

DEFINITIONS

Section 1.1. Definitions.

(a) All of the terms used in this Fifth Supplemental Indenture that are defined in the Indenture shall have the meanings specified in the Indenture, unless otherwise defined herein (in which case they shall have the meanings defined herein for the purposes of the Indenture as well as for the Fifth Supplemental Indenture) or unless the context otherwise requires, and for the purposes of this Fifth Supplemental Indenture, the following terms have the meanings set forth in this Section:

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(2)	Indebtedness encumbering any asset acquired by such specified Person.

“Acquisition EBITDA” means, as of any date of determination, with respect to an Acquisition EBITDA Entity, the sum of:

(1)
EBITDA of such Acquisition EBITDA Entity for the most recently ended four full fiscal quarters for which internal financial statements are available at such date of determination (adjusted to give pro forma effect to any acquisition or disposition of a business or Person by such Acquisition EBITDA Entity consummated during the period covered by, or after the date of, such four full fiscal quarters (or if statements are not available for such four full fiscal quarters, EBITDA for the most recently ended fiscal quarter for which internal financial statements are available, annualized), plus

(2)
projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers’ Certificate filed with the Trustee, without giving effect to any operating losses of the acquired Person.

“Acquisition EBITDA Entity” means, as of any date of determination, a business or Person:

(1)
which has been acquired by the Company or one of its Restricted Subsidiaries and with respect to which internal financial statements on a consolidated basis with the Company are not available for four full fiscal quarters; or

(2)
which is to be acquired in whole or in part with Indebtedness, the incurrence of which will require the calculation on such date of the Acquisition EBITDA of such Acquisition EBITDA Entity for purposes of Section 2.6(b) of this Fifth Supplemental Indenture (Section 4.9 of the Indenture).

“Additional Notes” means such amount of the Company’s 6¾% Senior Subordinated Notes due 2018 (other than the Initial Notes) as the Company may issue from time to time under this Fifth Supplemental Indenture in accordance with Section 2.2 hereof as part of the same series as the Initial Notes.

“Adjusted EBITDA” means, as of any date of determination and without duplication, the sum of:

(1)
EBITDA of the Company and its Restricted Subsidiaries for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at such date of determination; and

(2)
Acquisition EBITDA of each business or Person that is an Acquisition EBITDA Entity as of such date of determination, multiplied by a fraction, (i) the numerator of which is 12 minus the number of months (and/or any portion thereof) in such most recent four full fiscal quarters for which the financial results of such Acquisition EBITDA Entity are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (1) above, and (ii) the denominator of which is 12. The effects of unusual items, including merger-related expenses permitted to be shown as a separate line item on a statement of operations in accordance with GAAP, or non-recurring items in respect of the Company, a Restricted

Subsidiary or an Acquisition EBITDA Entity occurring in any period shall be excluded in the calculation of Adjusted EBITDA.

“Agent Members” means members of, or Participants in, the Depository.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, as of the time of determination, the greater of:

(1)	the fair market value of the property subject to such arrangement (as determined by the Board of Directors); and

(2)
the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining terms of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

(1) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any dealer of German Bundesanleihe securities appointed by the Company (a “Reference German Bund Dealer”) as having a fixed maturity most nearly equal to the period from such redemption date to the Euro Make-Whole Average Life; provided, however, that, if the Euro Make-Whole Average Life is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the Euro Make-Whole Average Life is less than one year, a fixed maturity of one year shall be used;

(2) “Comparable German Bund Price” means, with respect to any redemption date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Quotations, or if the Company obtains fewer than four such Reference German Bund Dealer quotations, the average of all such quotations; and

(3) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 4:00 P.M. Frankfurt, Germany, time on the third Business Day preceding the redemption date.

“Cash Equivalents” means:

(1)	securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government or any agency thereof;

(2)
certificates of deposit, time deposits, overnight bank deposits, bankers acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition;

(3)
commercial paper of an issuer rated at least A-2 by Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc., or P-2 by Moody’s Investors Service, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition;

(4)	money market accounts or funds with or issued by Qualified Issuers; and

(5)	Investments in money market funds substantially all of the assets of which are comprised of securities and other obligations of the types described in clauses (1) through (3) above.

“Change of Control” means the occurrence of any of the following events:

(1)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the voting power of all classes of Voting Stock of the Company;

(2)
the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation) or is converted into or exchanged for (A) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or (B) cash, securities and other property (other than Capital Stock described in the foregoing clause (A)) of the surviving or transferee Person in an amount that could be paid as a Restricted Payment pursuant to Section 2.6(a) of the Fifth Supplemental Indenture (Section 4.8 of the Indenture) and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the surviving or transferee Person;

(3)
during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(4)	the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with Section 5.1 of the Indenture.

“Clearstream” means Clearstream Banking, société anonyme.

“Common Depository” means The Bank of New York, London Branch.

“Consolidated Adjusted Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

(1)	any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3)
the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions by such Person during such period; and

(4)	the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination.

“Consolidated Income Tax Expense” means, for any period, the provision for U.S. federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(1)
the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation:

(i)	amortization of debt discount;

(ii)	the net cost of interest rate contracts (including amortization of discounts);

(iii)	the interest portion of any deferred payment obligation;

(iv)	amortization of debt issuance costs; and

(v)	the interest component of Capital Lease Obligations of the Company and its Restricted Subsidiaries; plus

(2)	all interest on any Indebtedness of any other Person guaranteed and paid by the Company or any of its Restricted Subsidiaries;

provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

“Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries (including without limitation any minority interest) reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge to the extent that it requires an accrual of or reserve for cash charges for any future period).

“Credit Agent” means JPMorgan Chase Bank, in its capacity as administrative agent for the lenders party to the Credit Agreement, or any successor or successors party thereto.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 8, 2004, as amended, among the Company, the lenders party thereto and the Credit Agent, as amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced or refinanced from time to time.

“Definitive Notes” means Notes that are in the form of the Notes attached hereto as Exhibit A, that do not include the information called for by Section 2.15 of the Indenture.

“Depository” means any of Euroclear, Clearstream and their respective nominees and successors, acting through itself or the Common Depository, or any other Person designated as Depository for such Series by the Company.

“EBITDA” means for any period Consolidated Adjusted Net Income for such period increased by:

(1)	Consolidated Interest Expense for such period; plus

(2)	Consolidated Income Tax Expense for such period; plus

(3)	Consolidated Non-Cash Charges for such period.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Proceeds” means:

(1)	with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for cash Dollars, the aggregate amount of such cash Dollars; and

(2)
with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for any consideration other than cash Dollars, the aggregate Market Price thereof computed on the date of the issuance or sale thereof.

“Euro” or “€” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended.

“Euro Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of:

(1)
the present value of the remaining principal, premium and interest payments that would be payable with respect to such Note if such Note were redeemed on October 15, 2011, computed using a discount rate equal to the Bund Rate plus 75 basis points, over

(2)	the outstanding principal amount of such Note.

“Euro Make-Whole Average Life” means, with respect to any date of redemption of Notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to October 15, 2011.

“Euro Make-Whole Price” means, with respect to any Note, the greater of:

(1)	the sum of the principal amount of and Euro Make-Whole Amount with respect to such Note; and

(2)	the redemption price of such Note on October 15, 2011.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“European Government Obligations” means any security that is (i) a direct obligation of any country that is a member of the European Union, for the payment of which the full faith and credit of such country is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof.

“Excluded Restricted Subsidiary” means any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States (as defined in Regulation S under the Securities Act) and that has not delivered a Subsidiary Guarantee.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Global Note” means a permanent global Note that contains the paragraph referred to in Section 2.15.3 of the Indenture and the additional Schedule of Exchanges of Notes to the form of the Note attached hereto as Exhibit A, and that is deposited with and registered in the name of the Depository.

“Initial Notes” means the first €225,000,000 aggregate principal amount of 6¾% Senior Subordinated Notes due 2018 that are issued under this Fifth Supplemental Indenture, as amended or supplemented from time to time pursuant to the Indenture.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Leverage Ratio” means, at any date, the ratio of:

(1)	the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, to

(2)	Adjusted EBITDA, after giving pro forma effect, without duplication, to

(i)	the incurrence, repayment or retirement of any Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company;

(ii)	if the Leverage Ratio is being determined in connection with the incurrence of Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness; and

(iii)	the Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction).

“Market Price” means:

(1)
with respect to the calculation of Equity Proceeds from the issuance or sale of debt securities which have been converted into Equity Interests, the value received upon the original issuance or sale of such converted debt securities, as determined reasonably and in good faith by the Board of Directors; and

(2)
with respect to the calculation of Equity Proceeds from the issuance or sale of Equity Interests, the average of the daily closing prices for such Equity Interests for the 20 consecutive trading days preceding the date of such computation.

The closing price for each day shall be:

(1)
if such Equity Interests are then listed or admitted to trading on the New York Stock Exchange, the closing price on the NYSE Consolidated Tape (or any successor consolidated tape reporting transactions on the New York Stock Exchange) or, if such composite tape shall not be in use or shall not report transactions in such Equity Interests, or if such Equity Interests shall be listed on a stock exchange other than the New York Stock Exchange (including for this purpose the Nasdaq Global Market), the last reported sale price regular way for such day, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which such Equity Interests are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Equity Interests have been traded during such 20 consecutive trading days); or

(2)
if such Equity Interests are not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices thereof in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or any successor system, or if not included therein, the average of the closing bid and asked prices thereof furnished by two members of the National Association of Securities Dealers selected reasonably and in good faith by the Board of Directors for that purpose. In the absence of one or more such quotations, the Market Price for such Equity Interests shall be determined reasonably and in good faith by the Board of Directors.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of:

(1)
the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition, over

(2)	the sum of:

(i)	the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof; plus

(ii)
the reasonable out-of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company; plus

(iii)	provisions for taxes, including income taxes, attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof; plus

(iv)
if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

“Notes” has the meaning assigned to it in the preamble to this Fifth Supplemental Indenture. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Fifth Supplemental Indenture and the Indenture.

“Obligations” means any principal, interest (including post-petition interest, whether or not allowed as a claim in any proceeding), Additional Tax Amounts, penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities payable under or in connection with any Indebtedness.

“Permitted Investments” means:

(1)
any Investments in the Company or in a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company, including without limitation the Guarantee of Indebtedness permitted under Section 2.6(b) of the Fifth Supplemental Indenture (Section 4.9 of the Indenture);

(2)	any Investments in Cash Equivalents;

(3)	Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment;

(i)	such Person becomes a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company; or

(ii)
such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) of the Company;

(4)	Investments in assets (including accounts and notes receivable) owned or used in the ordinary course of business;

(5)
Investments for any purpose related to the Company’s records and information management business (including, without limitation, the Company’s confidential destruction and fulfillment businesses) in an aggregate outstanding amount not to exceed $10.0 million; and

(6)
Investments by the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) in one or more Excluded Restricted Subsidiaries, the aggregate outstanding amount of which does not exceed 30% of the consolidated assets of the Company and its Restricted Subsidiaries (and, for the avoidance of doubt, Permitted Investments shall include any Investment by an Excluded Restricted Subsidiary in another Excluded Restricted Subsidiary).

“Permitted Liens” means:

(1)	Liens existing as of the date of issuance of the Notes;

(2)	Liens on property or assets of the Company or any Restricted Subsidiary securing Senior Debt;

(3)	Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

(4)	Liens securing the Notes or the Guarantees;

(5)
any interest or title of a lessor under any Capital Lease Obligation or Sale and Leaseback Transaction so long as the Indebtedness, if any, secured by such Lien does not exceed the principal amount of Indebtedness permitted under Section 2.6(b) of the Fifth Supplemental Indenture (Section 4.9 of the Indenture);

(6)
Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the assets acquired in connection with the incurrence of such Acquired Debt;

(7)	Liens securing Hedging Obligations permitted to be incurred pursuant to clause (7) of Section 2.6(b) of the Fifth Supplemental Indenture (clause (7) of Section 4.9 of the Indenture);

(8)
Liens arising from purchase money mortgages and purchase money security interests, or in respect of the construction of property or assets, incurred in the ordinary course of the business of the Company or a Restricted Subsidiary; provided that (i) the related Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness is created within 60 days of such acquisition or construction;

(9)
statutory Liens or landlords’ and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(10)
Liens for taxes, assessments, government charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor;

(11)
Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

(12)
easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

(13)
Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(14)	Liens arising under options or agreements to sell assets;

(15)	other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $10.0 million in the aggregate at any one time outstanding; and

(16)
any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (15); provided that any such extension, renewal or replacement shall not extend to any additional property or assets.

“Principal Stockholders” means each of Vincent J. Ryan, Schooner Capital LLC, C. Richard Reese, Kent P. Dauten and their respective Affiliates.

“Qualified Equity Offering” means an offering of Capital Stock, other than Disqualified Stock, of the Company for Dollars, whether registered or exempt from registration under the Securities Act.

“Qualified Issuer” means:

(1)	any lender party to the Credit Agreement; or

(2)	any commercial bank:

(i)	which has capital and surplus in excess of $500,000,000; and

(ii)
the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc. or at least P-2 by Moody’s Investors Service, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Qualifying Sale and Leaseback Transaction” means any Sale and Leaseback Transaction between the Company or any of its Restricted Subsidiaries and any bank, insurance company or other lender or investor providing for the leasing to the Company or such Restricted Subsidiary of any property (real or personal) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor and where the property in question has been constructed or acquired after the date of the Fifth Supplemental Indenture.

“Refinancing Indebtedness” means new Indebtedness incurred or given in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, other Indebtedness; provided, however, that:

(1)
the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred in connection therewith);

(2)
such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded or shall mature after the maturity date of the Notes;

(3)
to the extent such Refinancing Indebtedness refinances Indebtedness that has a final maturity date occurring after the initial scheduled maturity date of the Notes, such new Indebtedness shall have a final scheduled maturity not earlier than the final scheduled maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded and shall not permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded;

(4)
to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the Notes and to the extent such Refinancing Indebtedness refinances Notes or Indebtedness pari passu with the Notes, such Refinancing Indebtedness shall be pari passu with or subordinated in right of payment to the Notes, in each case on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded; and

(5)
with respect to Refinancing Indebtedness incurred by a Restricted Subsidiary, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Subsidiary Guarantee of such Restricted Subsidiary as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

“Restricted Subsidiary” means:

(1)
each direct or indirect Subsidiary of the Company existing on the date of the Fifth Supplemental Indenture (other than Subsidiaries of Iron Mountain Global, Inc. (including Iron Mountain Europe Limited, Iron Mountain Mexico, S.A. de R.L. de C.V. and their respective Subsidiaries, but excluding, in any event, Iron Mountain Cayman Ltd., Iron Mountain (Gibraltar) Holdings Limited, Iron Mountain (Netherlands) B.V. and Iron Mountain Switzerland GmbH), Iron Mountain Assurance Corporation, Mountain West Palm Real Estate, Inc. and Upper Providence Venture I, L.P.); and

(2)	any other direct or indirect Subsidiary of the Company formed, acquired or existing after the date of the Fifth Supplemental Indenture (including an Excluded Restricted Subsidiary),

which, in the case of (1) or (2), is not designated by the Board of Directors as an “Unrestricted Subsidiary.”

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which a Person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“Senior Bank Debt” means all Obligations outstanding under or in connection with the Credit Agreement (including Guarantees of such Obligations by Subsidiaries of the Company).

“Senior Debt” means:

(1)	the Senior Bank Debt; and

(2)
any other Indebtedness permitted to be incurred by the Company or any Restricted Subsidiary, as the case may be, under the terms of the Fifth Supplemental Indenture or the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is:

(i)	on a parity with or subordinated in right of payment to the Notes; or

(ii)	subordinated to Senior Debt on terms substantially similar to those of the Notes.

Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

(1)	any liability for federal, state, local or other taxes owed or owing by the Company;

(2)	any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

(3)	any trade payables; or

(4)
any Indebtedness that is incurred in violation of the Fifth Supplemental Indenture or the Indenture, provided that such Indebtedness shall be deemed not to have been incurred in violation of the Fifth Supplemental Indenture or the Indenture for purposes of this clause (4) if, in the case of any obligations under the Credit Agreement, the holders of such obligations or their agent or representative shall have received a representation from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Fifth Supplemental Indenture or the Indenture.

“Tax” means any tax, duty, levy, impost, assessment, withholding or other governmental charge (including penalties and interest related thereto). “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with Section 2.6(h) of the Fifth Supplemental Indenture (Section 4.15 of the Indenture); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

As of the date hereof, the following Subsidiaries of the Company have been designated as Unrestricted Subsidiaries: Subsidiaries of Iron Mountain Global, Inc. (including Iron Mountain Europe Limited, Iron Mountain Mexico, S.A. de R.L. de C.V. and their respective Subsidiaries but excluding, in any event, Iron Mountain Cayman Ltd., Iron Mountain (Gibraltar) Holdings Limited, Iron Mountain (Netherlands) B.V. and Iron Mountain Switzerland GmbH), Iron Mountain Assurance Corporation, Mountain West Palm Real Estate, Inc. and Upper Providence Venture I, L.P.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Company all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company.

“1996 Indenture Date” means October 1, 1996.

“1999 Indenture Date” means April 26, 1999.

“6¾% Notes” means the Company’s 6¾% Senior Subordinated Notes due 2018 issued pursuant to the Indenture.

“6⅝% Notes” means the Company’s 6⅝% Senior Subordinated Notes due 2016 issued pursuant to the Indenture.

“7¼% Notes” means the Company’s 7¼% GBP Senior Subordinated Notes due 2014 issued pursuant to the Indenture.

“7¾% Notes” means the Company’s 7¾% Senior Subordinated Notes due 2015 issued pursuant to the Indenture.

“8% Notes” means the Company’s 8% Senior Subordinated Notes due 2018 issued pursuant to the Indenture.

“8¾% Notes” means the Company’s 8¾% Senior Subordinated Notes due 2018 issued pursuant to the Indenture.

“8⅝% Notes” means the Company’s Senior Subordinated Notes due 2013 issued pursuant to the indenture dated April 3, 2001, by and among the Company, certain of its subsidiaries and the Trustee.

(b)  Other Definitions.

The definitions of the following terms may be found in the Sections indicated as follows:

Term	Defined in Section

“Additional Tax Amounts”	2.6(m)
“Affiliate Transaction”	2.6(e)
“Asset Sale”	2.6(j)
“Asset Sale Offer”	2.6(j)
“Change of Control Offer”	2.6(k)
“Change of Control Payment”	2.6(k)
“Change of Control Payment Date”	2.6(k)
“Code”	2.6(m)
“Commencement Date”	2.6(j)
“Company”	Preamble
“Excess Proceeds”	2.6(j)
“Fifth Supplemental Indenture”	Preamble
“Indenture”	Recitals
“Offer Amount”	2.5
“Offer Period”	2.5
“Participants”	2.1(c)
“Previously Issued Notes”	2.13
“Purchase Date”	2.5
“Required Consent”	2.13
“Restricted Payments”	2.6(a)
“Tax Authority	2.6(m)
“Tax Redemption Date”	2.5
“Trustee”	Preamble

ARTICLE 2.

FORM AND TERMS OF THE NOTES

Section 2.1. Form and Dating. (a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of €50,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of the Fifth Supplemental Indenture and the Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of the Fifth Supplemental Indenture and the Indenture (or in the case of any Guarantor that becomes such after the date hereof, a supplemental indenture pursuant to Section 2.6(g) of this Fifth Supplemental Indenture (Section 4.14 of the Indenture)), expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture (as supplemented by this Fifth Supplemental Indenture), the provisions of the Indenture shall govern and be controlling.

(b) Global Note. Notes shall be issued initially in the form of a Global Note, in fully registered form without interest coupons, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

The Global Note shall represent such of the outstanding Notes as shall be specified therein and shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of the Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Service Agent, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.4 hereof.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to the Global Note deposited with the Common Depository on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c), authenticate and deliver the Global Note that (i) shall be registered in the name of the Depository or the nominee of the Depository and (ii) shall be delivered by the Trustee to the Depository or pursuant to the Depository’s instructions or held by the Service Agent.

Agent Members shall have no rights either under the Fifth Supplemental Indenture or the Indenture with respect to the Global Note held on their behalf by the Depository or by the Service Agent or under the Global Note, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with Euroclear and/or Clearstream (the “Participants”), or persons who hold interests through Participants.

(d) Definitive Notes. Notes issued in certificated form shall be substantially in the form of Exhibit A attached hereto (but without including the text referred to in Section 2.15.3 of the Indenture). Except as provided in Section 2.4, owners of beneficial interests in the Global Note shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2. Execution and Authentication.

The Trustee shall, upon a written order of the Company signed by an Officer, authenticate up to €225,000,000 aggregate principal amount of Initial Notes and such amount of Additional Notes as the Company may issue from time to time.

Section 2.3. Depository and Paying Agent for Notes.

The Company initially appoints The Bank of New York, London Branch, as Common Depository for Euroclear and Clearstream, to act as Common Depository with respect to the Global Note. The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Service Agent with respect to the Global Note. The Company shall also appoint and maintain one or more additional Paying Agents in Luxembourg, for so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and eligible for trading on the Euro MTF market of that exchange and the rules of that exchange so require, which paying agent shall initially be The Bank of New York (Luxembourg) S.A. If, after the issue date of the Notes, the existing Paying Agents become obliged to withhold or deduct tax in connection with any payment made in relation to the Notes, the Company shall also appoint and maintain a Paying Agent in another member state of the European Union, including any country which becomes a member of the European Union after the date of the Fifth Supplemental Indenture, where a Paying Agent would not be obliged to withhold or deduct such tax.

Section 2.4. Transfer and Exchange of Notes.

(a) Transfer and Exchange of Global Note. The transfer and exchange of beneficial interests in the Global Note shall be effected through Euroclear and Clearstream, in accordance with the Fifth Supplemental Indenture and the Indenture and the procedures of Euroclear and Clearstream therefor. Beneficial interests in the Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Note.

(b)  Transfer and Exchange of Definitive Notes. When Definitive Notes are presented by a Holder to the Registrar with a request:

(x)	to register the transfer of the Definitive Notes; or

(y)
to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, that the Definitive Notes presented or surrendered for register of transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing.

(c)  Restrictions on Transfer and Exchange of Global Note. Notwithstanding any other provision of the Fifth Supplemental Indenture or the Indenture (other than the provisions set forth in subsection (d) of this Section 2.4), the Global Note may not be transferred as a whole except by the Common Depository to a nominee of the Common Depository, by a nominee of the Common Depository to the Common Depository or to another nominee of the Common Depository, or by the Common Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(d)  Authentication of Definitive Notes in Absence of Depository. If at any time:

(i)
Euroclear and Clearstream notify the Company that each is unwilling or unable to continue as Depository for the Global Note and a successor Depository for the Global Note is not appointed by the Company within 120 days after delivery of such notice; or

(ii)	a Default under the Indenture has occurred and is continuing,

(iii)	the Company, in its sole discretion, notifies the Trustee that the Company elects to cause the issuance of Definitive Notes, or

(iv)	certain other events provided in the Indenture occur,

then the Company shall execute, and the Trustee shall, upon receipt of an authentication order in accordance with Section 2.2 hereof, authenticate and deliver, Definitive Notes to each person Euroclear or Clearstream identifies as a beneficial owner of the related Notes in an aggregate principal amount equal to the principal amount of the Global Note in exchange for the Global Note.

(e)  Cancellation and/or Adjustment of the Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Indenture. At any time prior to such cancellation, if any beneficial interest in the Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of Definitive Notes, the principal amount of Notes represented by the Global Note shall be reduced accordingly and an endorsement shall be made on the Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in the Global Note, the Global Note shall be increased accordingly and an endorsement shall be made on the Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

(f)  General Provisions Relating to Transfers and Exchanges.

(i)
To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.2 hereof or at the Registrar’s request.

(ii)
No service charge shall be made to a Holder of a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.4 hereof).

(iii)
All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Fifth Supplemental Indenture and the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(iv)	The Company shall not be required to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(iv)
Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent, the Company and any Guarantor may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for all purposes, including receiving payment of principal of and interest on such Notes, and neither the Trustee, any Agent, the Company nor any Guarantor shall be affected by notice to the contrary.

(v)	The Trustee shall authenticate Definitive Notes and the Global Notes in accordance with the provisions of Section 2.2 hereof and Section 2.3 of the Indenture.

(vi)
All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.4 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.5. Redemption.

With respect to the Notes issued under this Fifth Supplemental Indenture, the following Sections supplement Article III of the Indenture:

§ 3.7. Optional Redemption.

Prior to October 15, 2011, the Notes shall be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the Euro Make-Whole Price, plus accrued and unpaid interest and Additional Tax Amounts, if any, to but excluding the applicable redemption date. On and after October 15, 2011, the Notes shall be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Tax Amounts, if any, to but excluding the applicable redemption date, if redeemed during the 12-month period beginning on October 15 of the years indicated below:

Year	Percentage

2011	103.375%
2012	102.250%
2013	101.125%
2014 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to October 15, 2009 the Company may on any one or more occasions redeem the Notes at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest, and Additional Tax Amounts, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

(1)	at least €50.0 million in the aggregate principal amount of the Notes (including any Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and the Company’s Subsidiaries); and

(2)	the redemption must occur within six months of the date of the closing of any such Qualified Equity Offering.

§ 3.8. Redemption for Changes in Withholding Taxes.

The Company may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders (which notice shall be irrevocable and given in accordance with the procedures described in Section 10.2 of the Indenture), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption, (the “Tax Redemption Date”), and all Additional Tax Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (and in the case of Definitive Notes, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date and Additional Tax Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Company has or would be required to pay Additional Tax Amounts, and the Company cannot avoid any such payment obligation taking reasonable measures available, as a result of:

(a) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Authority affecting taxation which becomes effective on or after January 19, 2007 (or, if the relevant Tax Authority has changed since January 19, 2007, the date on which the then current Tax Authority became the applicable Tax Authority under the Indenture); or

(b) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), and becomes effective on or after January 19, 2007 (or, if the relevant Tax Authority has changed since January 19, 2007, the date on which the then current Tax Authority became the applicable Tax Authority under the Indenture).

The Company shall not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company shall deliver to the Trustee (a) an Officers’ Certificate to the effect that the Company cannot avoid such obligation to pay Additional Tax Amounts by taking reasonable measures available to it and (b) an Opinion of Counsel to the effect that the Company will be obligated to pay Additional Tax Amounts as a result of an event described above.

§ 3.9. Mandatory Redemption.

The Company shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

§ 3.10 Asset Sale Offers.

In the event that the Company shall commence an Asset Sale Offer pursuant to Section 4.17 hereof, it shall follow the procedures specified below:

The Asset Sale Offer shall remain open for 20 Business Days after the Commencement Date relating to such Asset Sale Offer, except to the extent required to be extended by applicable law (as so extended, the “Offer Period”). No later than one Business Day after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount (the “Offer Amount”) of Notes required to be purchased in such Asset Sale Offer pursuant to Sections 3.2 and 4.17 hereof or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.

If the Purchase Date is on or after an interest payment record date and on or before the related interest payment date, any interest accrued to such Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

On the Commencement Date of any Asset Sale Offer, the Company shall send or cause to be sent, by first class mail, a notice to each of the Holders, with a copy to the Trustee. Such notice, which shall govern the terms of the Asset Sale Offer, shall contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to the Asset Sale Offer and shall state:

(1)	that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.17 hereof and the length of time the Asset Sale Offer shall remain open;

(2)	the Offer Amount, the purchase price and the Purchase Date;

(3)	that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)	that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)
that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Company, a Depository, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Purchase Date;

(6)
that Holders shall be entitled to withdraw their election if the Company, Depository or Paying Agent, as the case may be, receives, not later than the close of business on the Business Day preceding the termination of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing such Holder’s election to have the Note purchased;

(7)
that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed to be appropriate by the Company so that only Notes in denominations of €50,000, or integral multiples thereof, shall be purchased); and

(8)	that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

On or before 12:00 noon on each Purchase Date, the Company shall irrevocably deposit with the Trustee or Paying Agent in immediately available funds the aggregate purchase price with respect to a principal amount of Notes equal to the Offer Amount, together with accrued interest thereon, to be held for payment in accordance with the terms of this Section 3.10. On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, an aggregate principal amount equal to the Offer Amount of Notes and other notes (in accordance with the terms of Section 4.17 of the Indenture) tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes and such other notes or portions thereof tendered, (ii) deliver or cause the Paying Agent or Depository, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10. The Company, Depository or Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price with respect to the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note, to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered. Any Note not accepted in the Asset Sale Offer shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce in a newspaper of general circulation the results of the Asset Sale Offer on the Purchase Date.

The Asset Sale Offer shall be made by the Company in compliance with all applicable laws, including, without limitation, Regulation 14E of the Exchange Act and the rules thereunder, to the extent applicable, and all other applicable federal and state securities laws.

Each purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof to the extent applicable.

In the event the amount of Excess Proceeds to be applied to an Asset Sale Offer would result in the purchase of a principal amount of Notes which is not evenly divisible by €50,000, the Trustee shall promptly refund to the Company the portion of such Excess Proceeds that is not necessary to purchase the immediately lesser principal amount of Notes that is so divisible.

Section 2.6. Additional Covenants.

With respect to the Notes issued under this Fifth Supplemental Indenture, Sections 2.6(a) through 2.6(n) are added to Article IV of the Indenture.

(a)  Restricted Payments.

§4.8. Restricted Payments. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Eqsuity Interests owned by the Company or any Restricted Subsidiary);

(3)	purchase, redeem or otherwise acquire or retire prior to scheduled maturity for value any Indebtedness that is subordinated in right of payment to the Notes; or

(4)	make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”);

unless, at the time of such Restricted Payment:

(i)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(ii)
the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of Section 4.9 of the Indenture; and

(iii)
such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the 1996 Indenture Date is less than (x) the cumulative EBITDA of the Company, minus 1.75 times the cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) from June 30, 1996, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (y) the aggregate net Equity Proceeds received by the Company from the issuance or sale since the 1996 Indenture Date of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (z) $2.0 million.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)
the redemption, repurchase, retirement or other acquisition or retirement for value of any Equity Interests of the Company in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock);

(3)
the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock);

(4)
the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of Refinancing Indebtedness;

(5)
the repurchase of any Indebtedness subordinated in right of payment to the Notes at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the covenant set forth in Section 4.18 of the Indenture, provided that prior to or contemporaneously with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer; and

(6)
additional payments to current or former employees or directors of the Company for repurchases of stock, stock options or other equity interests, provided that the aggregate amount of all such payments under this clause (6) does not exceed $0.5 million in any year and $2.0 million in the aggregate.

The Restricted Payments described in clauses (2), (3), (5) and (6) of the immediately preceding paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with such paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this Section, and the Restricted Payments described in clauses (1) and (4) of the immediately preceding paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with such paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this Section.

If an Investment results in the making of a Restricted Payment, the aggregate amount of all Restricted Payments deemed to have been made as calculated under the foregoing provision shall be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in the Company’s EBITDA; provided, however, that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (a) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (b) the initial amount of such Investment. In addition, for the avoidance of doubt and to avoid double counting, if an Investment results in the making of a Restricted Payment, then the subsequent assignment, contribution, distribution or other transfer of such Investment by the Company or any Restricted Subsidiary of the Company to any Excluded Restricted Subsidiary or Unrestricted Subsidiary shall not be considered a new Investment or Restricted Payment and shall not further reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this Section.

If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments.

For the purpose of making any Restricted Payment calculations under the Indenture:

(1)
Investments shall include the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary, in each case with fair market value determined by the Board of Directors in good faith and, for the avoidance of doubt, such inclusions and exclusions will not be limited by the amount of any Investment or aggregate Investments;

(2)
any asset or property transferred to or from an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, provided that, in each case, the fair market value of an asset or property is as determined by the Board of Directors in good faith and, for the avoidance of doubt, the fair market value (as so determined) of such asset of property shall be subtracted from (in the case of a transfer to an Unrestricted Subsidiary) or added to (in the case of a transfer from an Unrestricted Subsidiary) the calculation under clause (iii) of the first paragraph of this Section; and

(3)	subject to the foregoing, the amount of any Restricted Payment, if other than cash, shall be determined by the Board of Directors, whose good faith determination shall be conclusive.

The Board of Directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary in compliance with Section 4.15 of the Indenture. Upon such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(b)  Incurrence of Indebtedness and Issuance of Preferred Stock.

§4.9. Incurrence of Indebtedness and Issuance of Preferred Stock. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness and may permit a Restricted Subsidiary to incur Indebtedness if at the time of such incurrence and after giving effect thereto the Leverage Ratio would be less than 6.5 to 1.0.

The foregoing limitations shall not apply to:

(1)	the incurrence by the Company or any Restricted Subsidiary of Senior Bank Debt in an aggregate amount not to exceed $100.0 million at any one time outstanding;

(2)	the issuance by the Restricted Subsidiaries of Subsidiary Guarantees;

(3)	the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(4)	the issuance by the Company of the Notes;

(5)
the incurrence by the Company and its Restricted Subsidiaries of Capital Lease Obligations and/or additional Indebtedness constituting purchase money obligations up to an aggregate of $5.0 million at any one time outstanding, provided that the Liens securing such Indebtedness constitute Permitted Liens;

(6)	the incurrence of Indebtedness between (i) the Company and its Restricted Subsidiaries and (ii) the Restricted Subsidiaries;

(7)
Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8)
the incurrence by the Company and its Restricted Subsidiaries of Indebtedness arising out of letters of credit, performance bonds, surety bonds and bankers’ acceptances incurred in the ordinary course of business up to an aggregate of $5.0 million at any one time outstanding;

(9)
the incurrence by the Company and its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock; and

(10)
the incurrence by the Company and its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, Indebtedness referred to in clauses (2) through (5) above, and this clause (10) or that was otherwise permitted to be incurred pursuant to the test set forth in the first paragraph of this Section 4.9.

(c)  Liens.

§4.10. Liens. Neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon any property or assets now owned or hereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income therefrom, unless (a) in the case of any Lien securing any Indebtedness that is subordinate to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

(d)  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

§4.11. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	Existing Indebtedness;

(2)
the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture;

(3)	the Indenture and the Notes;

(4)	applicable law;

(5)
any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

(6)	customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(7)	restrictions on the transfer of property subject to purchase money obligations or Capital Lease Obligations otherwise permitted by clause (5) of Section 4.9 of the Indenture;

(8)
permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced; or

(9)
any agreement or instrument governing Indebtedness of an Excluded Restricted Subsidiary provided that (i) at the time such agreement or instrument is entered into, such Excluded Restricted Subsidiary and its Restricted Subsidiaries have a Leverage Ratio of less than 6.5 to 1.0 and (ii) neither such Excluded Restricted Subsidiary nor any of its Restricted Subsidiaries shall, directly or indirectly, incur any Indebtedness (including Acquired Debt) unless at the time of such incurrence and after giving effect thereto, the Leverage Ratio for such Excluded Restricted Subsidiary and its Restricted Subsidiaries would be less than 6.5 to 1.0. For purposes of determining the Leverage Ratio under this clause (9) only, all references to the “Company” and its “Restricted Subsidiaries” or similar references in the definition of “Leverage Ratio” and other defined terms necessary to determine the Leverage Ratio shall be deemed to refer to such Excluded Restricted Subsidiary and its Restricted Subsidiaries, respectively.

(e)  Transactions with Affiliates.

§4.12. Transactions with Affiliates. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(a)
such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a non-Affiliated Person; and

(b)	the Company delivers to the Trustee:

(i)
with respect to any Affiliate Transaction involving aggregate payments in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors; and

(ii)
with respect to any Affiliate Transaction involving aggregate payments in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking, appraisal or accounting firm of national standing.

The following items shall not be deemed Affiliate Transactions and therefore, will not be subject to the provisions of the prior paragraph:

(1)
any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

(2)	transactions between or among the Company and/or its Restricted Subsidiaries;

(3)	transactions permitted by the provisions of Section 4.8 of the Indenture; and

(4)
the grant of stock, stock options or other equity interests to employees and directors of the Company and any Restricted Subsidiary in accordance with duly adopted Company stock grant, stock option and similar plans.

The provisions set forth in clause (b) above shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business. The provisions of clause (b) (ii) above shall not apply to loans or advances to the Company or any Restricted Subsidiary from, or equity investments in the Company or any Restricted Subsidiary by, any Affiliate to the extent permitted by the provisions of Section 4.9 of the Indenture.

(f)  Certain Senior Subordinated Debt.

§4.13. Certain Senior Subordinated Debt. The Company shall not incur any Indebtedness that is subordinated or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes. The Company shall not permit any Restricted Subsidiary to incur any Indebtedness that is subordinated or junior in right of payment to its Senior Debt and senior in any respect in right of payment to its Subsidiary Guarantee.

(g)  Additional Subsidiary Guarantees.

§4.14. Additional Subsidiary Guarantees. If any entity (other than an Excluded Restricted Subsidiary) shall become a Restricted Subsidiary after the date of the Fifth Supplemental Indenture, then such Restricted Subsidiary shall execute a supplemental indenture in the form of Exhibit B attached hereto, pursuant to which it shall provide a Subsidiary Guarantee and deliver an Opinion of Counsel with respect thereto, in accordance with the terms of the Indenture.

No Restricted Subsidiary (including any Excluded Restricted Subsidiary) shall consolidate with or merge with or into (whether or not such Restricted Subsidiary is the surviving Person), another Person (other than the Company) whether or not affiliated with such Restricted Subsidiary unless:

(1)
subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Restricted Subsidiary) assumes all the obligations of such Restricted Subsidiary under its Subsidiary Guarantee (except in the case of an Excluded Restricted Subsidiary) pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3)
such Restricted Subsidiary, or any Person formed by or surviving any such consolidation or merger, would be permitted to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of Section 4.9 of the Indenture.

In the event of:

(1)	a sale or other disposition of all of the assets of any Restricted Subsidiary, by way of merger, consolidation or otherwise;

(2)	a sale or other disposition of all of the capital stock of any Restricted Subsidiary; or

(3)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of Section 4.15 of the Indenture,

then such Restricted Subsidiary (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Restricted Subsidiary or in the event of the designation of such Restricted Subsidiary as an Unrestricted Subsidiary) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Restricted Subsidiary) will be released and relieved of any obligations under its Subsidiary Guarantee, provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of Section 4.17 of the Indenture.

(h)  Designation of Unrestricted Subsidiaries.

§4.15. Designation of Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary (including any Restricted Subsidiary or any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(1)	neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary;

(2)
no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(3)	any Investment in such Subsidiary deemed to be made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of Section 4.8 of the Indenture;

(4)
neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than (A) those that might be obtained at the time from Persons who are not Affiliates of the Company or (B) administrative, tax sharing and other ordinary course contracts, agreements, arrangements and understandings or obligations entered into in the ordinary course of business; and

(5)
neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other Equity Interests in such Subsidiary, or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results other than as permitted under Section 4.8 of the Indenture.

Notwithstanding the foregoing, the Company may not designate as an Unrestricted Subsidiary any Subsidiary which, on the 1999 Indenture Date, was a Significant Subsidiary, and may not sell, transfer or otherwise dispose of any properties or assets of any such Significant Subsidiary to an Unrestricted Subsidiary, other than in the ordinary course of business, in each case other than Iron Mountain Global, Inc. and its Subsidiaries (including, without limitation, Iron Mountain Europe Limited and its Subsidiaries). For the avoidance of doubt, the provisions of this Section 4.15 shall not limit or restrict the ability of any Restricted Subsidiary to sell, transfer or otherwise dispose of any properties or assets to any other Subsidiary, including any Unrestricted Subsidiary, to the extent such sale, transfer or other disposition is permitted by the provisions of the Indenture described under Section 4.12 or Section 4.17.

The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a

Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

(1)	such Indebtedness is permitted under Section 4.9 of the Indenture; and

(2)	no Default or Event of Default would occur as a result of such designation.

(i)  Limitation on Sale and Leaseback Transactions.

§4.16. Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

(1)	the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a resolution of the Board of Directors; and

(2)	the Company or such Restricted Subsidiary could incur the Attributable Indebtedness in respect of such Sale and Leaseback Transaction in compliance with Section 4.9 of the Indenture.

(j)  Asset Sales.

§4.17. Asset Sales. The Company shall not, and shall not permit any of its Restricted Subsidiaries to:

(1)
sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction, but excluding a Qualifying Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of Section 4.18 of the Indenture and/or the provisions of Section 5.1 of the Indenture and not by the provisions of this Section 4.17); or

(2)	issue or sell Equity Interests of any of its Restricted Subsidiaries that in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions:

(i)	have a fair market value in excess of $2.0 million; or

(ii)
result in Net Proceeds in excess of $2.0 million (each of the foregoing, an “Asset Sale”) unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers’ Certificate delivered to the Trustee, and for Asset Sales having a fair market value or resulting in Net Proceeds in excess of $10.0 million, evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or like-kind assets (in each case as determined in good faith by the Company, evidenced by a resolution of the Board of Directors and certified by an Officers’ Certificate delivered to the Trustee);

provided, however, that the amount of:

(A)
any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets; and

(B)
any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents, shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in the foregoing clause (ii) (y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. For the avoidance of doubt, a disposition that constitutes a Restricted Payment will be governed by the provisions of Section 4.8 and not by this Section 4.17.

A transfer of assets or issuance of Equity Interests by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale.

Within 360 days of any Asset Sale, the Company may, at its option, apply an amount equal to the Net Proceeds from such Asset Sale either:

(1)	to permanently reduce Senior Debt; or

(2)
to an investment in a Restricted Subsidiary or in another business or capital expenditure or other long-term/tangible assets, in each case, in the same line of business as the Company or any of its Restricted Subsidiaries was engaged in on the date of the Fifth Supplemental Indenture or in businesses similar or reasonably related thereto.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Bank Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from such Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of the Notes, all holders of the 8⅝% Notes, the 7¼% Notes, the 7¾% Notes, the 6⅝% Notes, the 8¾% Notes, the 8% Notes and the 6¾% Notes and the holders of any future Indebtedness ranking pari passu with the Notes, which Indebtedness contains similar provisions requiring the Company to repurchase such Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase and Additional Tax Amounts, if any, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and other pari passu Indebtedness (including the 8⅝% Notes, the 7¼% Notes, the 7¾% Notes, the 6⅝% Notes, the 8¾ % Notes, the 8% Notes and the 6¾% Notes) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.17, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

An Asset Sale Offer shall be made pursuant to the provisions of Section 3.10 hereof. No later than the date which is five Business Days after the date on which the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall notify the Trustee of such Asset Sale Offer and provide the Trustee with an Officers’ Certificate setting forth the calculations used in determining the amount of Net Proceeds to be applied to the purchase of Notes. The Company shall commence or cause to be commenced the Asset Sale Offer on a date no later than 15 Business Days after such notice (the “Commencement Date”).

(k)  Change of Control Offer.

§ 4.18. Change of Control Offer.

(a) Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to €50,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to but excluding the date of repurchase, and Additional Tax Amounts, if any (the “Change of Control Payment”).

Within 30 calendar days following any Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, stating:

(1)	that the Change of Control Offer is being made pursuant to this Section 4.18 and that all Notes tendered shall be accepted for payment;

(2)	the purchase price and the purchase date, which shall be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Note not tendered shall continue to accrue interest;

(4)
that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of

Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in such notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date;

(6)
that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased; and

(7)
that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to €50,000 in principal amount or an integral multiple thereof.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable to the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.18, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of the Indenture or the Fifth Supplemental Indenture by virtue of such conflict.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof tendered to the Company.

The Paying Agent shall promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of €50,000 or an integral multiple thereof. Prior to complying with the provisions of this Section 4.18, but in any event within 90 calendar days following a Change of Control, the Company shall either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this Section 4.18. The Company shall publicly announce in The Wall Street Journal, or if no longer published, a national newspaper of general circulation, the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.18 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

(l)  Changes in Covenants When Notes Rated Investment Grade.

§ 4.19. Changes in Covenants When Notes Rated Investment Grade.

If on any date following the date of this Fifth Supplemental Indenture:

(1)	at least two of the following events occur:

i.	the Notes are rated Baa3 or better by Moody’s Investors Service,

ii.	the Notes are rated BBB- or better by Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc., or

iii.	the Notes rated BBB- or better by Fitch Ratings, Inc.,

(or, if any such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes, Sections 3.10, 4.8, 4.9, 4.11, 4.12, 4.15 and 4.17, clause (3) of Section 4.14, clause (2) of Section 4.16 and clause (d) of Section 5.1 of the Indenture shall no longer be applicable to the Notes.

(m)  Additional Tax Amounts.

§ 4.20. Additional Tax Amounts.

All payments made by the Company under or with respect to the Notes or any of the Guarantors on its guarantee shall be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes imposed or levied by or on behalf of any jurisdiction in which the Company or any Guarantor (including any successor entity), is then incorporated or resident for tax purposes or any political subdivision thereof or therein (for avoidance of doubt, it being understood that tax residency for these purposes does not result from mere permanent establishments) (each of the foregoing, a “Tax Authority”), unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Tax Authority shall at any time be required to be made from or imposed directly on any Holder or beneficial owner of the Notes on any payments made by the Company under or with respect to the Notes or any of the Guarantors with respect to any guarantee, including payments of principal, redemption price, purchase price, interest or premium, the Company or the relevant Guarantor, as applicable, shall pay such additional amounts (the “Additional Tax Amounts”), as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder or beneficial owner (including Additional Tax Amounts) after such withholding, deduction or imposition shall equal the respective amounts which would have been received and retained in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no Additional Tax Amounts shall be payable with respect to:

(a) any payments on a Note in respect of Taxes which would not have been imposed but for the Holder or the beneficial owner of the Note being, or having been, a citizen or resident or national of, incorporated in, or carrying on a business in the jurisdiction in which such Taxes are imposed other than by the mere holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

(b) any Taxes that are imposed or withheld as a result of the failure of the Holder of a Note or beneficial owner of a Note to satisfy any certification, identification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction as a precondition to exemption from all or part of such Taxes;

(c) any Note presented for payment (where Notes are in physical, certificated form and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Tax Amounts had the Note been presented on the last day of such 30 day period);

(d) any estate, inheritance, gift, sale, transfer, personal property or similar Tax or assessment;

(e) any Taxes withheld, deducted or imposed on a payment to an individual and which are required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive; provided that the Company has complied with its obligations to ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct Tax pursuant to such Directive;

(f) any Note presented for payment by or on behalf of a Holder of a Note who would have been able to avoid such withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union;

(g) any Taxes payable otherwise than by way of deduction or withholding;

(h) any person who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Tax Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of the Note;

(i) any Holder of a Note or a beneficial owner of a Note that is or was a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision;

(j) any Holder of a Note or a beneficial owner of a Note that is a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

(k) any combination of items (a) through (j) above.

In addition to the foregoing, the Company and the Guarantors shall also pay any present or future stamp, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any Tax Authority on the execution, delivery, registration or enforcement of any of the Notes, the Indenture, any guarantee or any other document or instrument referred to therein or herein, or the receipt of any payments with respect to the Notes or the guarantees. The Company and the Guarantors shall not, however, be obligated to pay any present or future stamp, transfer, court or documentary tax, or any other excise or property tax, charge or similar levy or Tax which is levied by any Tax Authority in connection with any transfer of any Note by any Holder.

If the Company or any Guarantor, as the case may be, becomes aware that it shall be obligated to pay Additional Tax Amounts with respect to any payment under or with respect to the Notes or any guarantee, the Company or the relevant Guarantor, as the case may be, shall deliver to the Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Tax Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Tax Amounts shall be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Tax Amounts to Holders on the relevant payment date. The Company or the relevant Guarantor shall provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Tax Amounts.

The Company or the relevant Guarantor shall make all required withholdings and deductions and shall remit the full amount deducted or withheld to the relevant Tax Authority in accordance with applicable law. The Company or the relevant Guarantor shall use commercially reasonable efforts to facilitate administrative actions necessary to assist beneficial owners to obtain any refund of or credit against Taxes for which Additional Tax Amounts are not paid as a result of the conditions in the proviso to the first paragraph of this Section 4.20.

In the event that either the Company or the relevant Guarantor has become, or would be, obliged to pay on the next date on which any amount would be payable under or with respect to the Notes, any Additional Tax Amounts as a result of certain changes affecting the laws relating to withholding or deduction of Taxes, the Company may redeem all, but not less than all, the Notes in accordance with Section 3.8.

Whenever in the Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes, such mention shall be deemed to include mention of the payment of Additional Tax Amounts to the extent that, in such context, Additional Tax Amounts are, were or would be payable in respect thereof.

(n)  Listing.

§ 4.21. Listing.

Prior to any listing of the Notes on the Official List of the Luxembourg Stock Exchange, the legal notice relating to the issuance of the Notes and the Certificate of Incorporation of the Company will be registered with the Registrar of the District Court in Luxembourg. So long as the Notes are listed on the Euro MTF, the Company will cause an agent for making payments on, and transfers of, Notes to be maintained in Luxembourg.

Section 2.7. Subsidiary Guarantees.

With respect to the Notes issued under this Fifth Supplemental Indenture, Article XII of the Indenture shall apply, and the Notes shall constitute a Series to be guaranteed by the Guarantors pursuant to Article XII of the Indenture.

Section 2.8. Legal Defeasance and Covenant Defeasance.

(a)  Ability to Effect Legal Defeasance or Covenant Defeasance.

With respect to the Notes issued under this Fifth Supplemental Indenture, Article VIII of the Indenture shall apply, and the Company shall have the option to effect Legal Defeasance or Covenant Defeasance pursuant to Article VIII of the Indenture. In connection with any Covenant Defeasance, the Company shall be released from its obligations under the covenants specified in Sections 4.2 and 5.1 of the Indenture and Section 2.6 of this Fifth Supplemental Indenture.

(b)  Amend, Restate and Replace Covenant Regarding Deposit.

With respect to the Notes issued under this Fifth Supplemental Indenture, Section 8.4(a) is hereby amended restated and replaced in its entirety by the following:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Euro, non-callable European Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium or Additional Tax Amounts, if any, and interest on the outstanding Securities of such Series on the Stated Maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium or Additional Tax Amounts, if any, or interest on the outstanding Securities of such Series.

Section 2.9. Subordination.

With respect to the Notes issued under this Fifth Supplemental Indenture, Article XIII of the Indenture shall apply, and the Notes shall be subject to subordination pursuant to Article XIII of the Indenture.

Section 2.10. Amend, Restate and Replace Covenant Regarding Reports.

With respect to the Notes issued under this Fifth Supplemental Indenture, Section 4.2 of the Indenture is amended, restated and replaced in its entirety by the following:

§ 4.2. Reports.

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all financial information that would be required to be included in a Form 8-K filed with the Commission if the Company were required to file such reports.

In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing.

Notwithstanding the foregoing, if at any time the Notes are guaranteed by any direct or indirect parent company of the Company, the indenture will permit the Company to satisfy its obligations under this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Section 2.11. Events of Default.

Section 6.1 of the Indenture is amended with regard to this Fifth Supplemental Indenture and the Notes issued hereunder by deleting the $10.0 million threshold in Sections 6.1(e)(ii) and 6.1(f) and substituting in lieu thereof the threshold of $50.0 million. Section 6.1 of the Indenture is further amended with regard to this Fifth Supplemental Indenture by deleting Section 6.1(a) of the Indenture and replacing it in its entirety with the following:

(a) default for 30 days in the payment when due of interest or Additional Tax Amounts, if any, on any Security of that Series (whether or not prohibited by the subordination provisions of Article XIII of the Indenture);

Section 2.12. Notice to Holders.

Section 10.2 of the Indenture is amended with regard to this Fifth Supplemental Indenture and the Notes issued hereunder with respect to notices or communications to Holders by deleting the fourth paragraph thereof and replacing it in its entirety with the following:

“All notices to Holders will be validly given if mailed to them at their respective addresses in the register of the Holder of such Notes, if any, maintained by the Registrar. In addition, if and for so long as any of the Notes are listed on the Official List of the Luxembourg Stock Exchange and eligible for trading on the Euro MTF market of that exchange and the rules of such Stock Exchange so require, notices shall be published on the website of the Luxembourg Stock Exchange at www.bourse.lu (or if the rules so require, in a Luxembourg newspaper of general circulation (which is expected to be the d’Wort)) or, if in the opinion of the Trustee, such publication is not practicable, in an English language newspaper having general circulation in Europe. In addition, for so long as any Notes are represented by a Global Note, all notices to holders of the Notes shall be delivered to Euroclear and Clearstream, each of which shall give such notices to the holders of book-entry interests. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.”

Section 2.13. Amend, Restate and Replace Provision Regarding Amendment with the Consent of the Holders of the Notes.

With respect to the Notes issued under this Fifth Supplemental Indenture, Section 9.2 of the Indenture is amended, restated and replaced in its entirety by the following:

§ 9.2. With Consent of Holders.

Except as provided in Sections 9.1 and 9.3 of the Indenture, the Indenture or the Notes may be amended or supplemented by the Company and the Trustee after having received the Required Consent (as defined below), and, except as provided in Sections 6.8 and 6.12 of the Indenture, any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived by the Trustee upon receipt by the Trustee of the Required Consent.

The term “Required Consent” means the consent of:

(a) Holders of a majority in aggregate principal amount at stated maturity of the Notes (with respect to matters requiring only the consent of such Holders);

(b) holders of a majority in aggregate principal amount at stated maturity of:

(i) the Notes, and

(ii) the 8% Notes and the 6 3/4% Notes, if the holders of the 8% Notes and the 6 3/4% Notes are being requested to consent to such action with respect to the terms of such Notes or the indenture under which such Notes were issued; or

(c) holders of a majority in aggregate principal amount at stated maturity of:

(i) the Notes,

(ii) the 8 5/8% Notes, the 7 3/4% Notes, the 7 1/4% Notes, the 6 5/8% Notes, the 8 3/4% Notes, the 8% Notes and the 6 3/4% Notes (the “Previously Issued Notes”), if the holders of the Previously Issued Notes are being requested to consent to such action with respect to the terms of the Previously Issued Notes or the indentures under which the Previously Issued Notes were issued, and

(iii) any other issue or series of notes issued by the Company that rank pari passu with the Notes, if such notes or the indenture pursuant to which such notes were issued both:

(x) require the consent of the holders of such notes to such action, and

(y) provide that the such holders will vote with the Holders of the Notes and the other securities referenced above with respect to such action.

Section 2.14. Amend, Restate and Replace Provision Regarding Limitations on Amendment or Waiver.

With respect to the Notes issued under this Fifth Supplemental Indenture, Sections 9.3(d) and (f) of the Indenture are amended, restated and replaced in their entirety by the following:

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Additional Tax Amounts, if any, on any Security (except a rescission of acceleration of the Securities of any Series by the Holders of at least a majority in aggregate principal amount of the then outstanding Securities of such Series and a waiver of the payment default that resulted from such acceleration);

(f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Securities of any Series to receive payments of principal of or premium, if any, or interest or Additional Tax Amounts, if any, on the Securities;

ARTICLE 3.

MISCELLANEOUS

Section 3.1. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.2. Successors and Assigns.

All covenants and agreements in this Fifth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 3.3. Separability Clause.

In case any provision in this Fifth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.4. Governing Law.

This Fifth Supplemental Indenture and the Notes created hereby shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law provisions (other than Section 5-1401 of the New York General Obligations Law) that might cause this Fifth Supplemental Indenture and the Notes to be governed by or construed or enforced in accordance with the laws of any other jurisdiction.

Section 3.5. Fifth Supplement to Supersede Indenture.

The Indenture, as supplemented by the Fifth Supplemental Indenture, remains in full force and effect as of the date hereof. Notwithstanding the foregoing, to the extent that any provision of the Indenture shall conflict with any provision of this Fifth Supplemental Indenture, the terms of this Fifth Supplemental Indenture shall be deemed controlling and the conflicting provision of the Indenture shall be null and void to the extent of such conflict.

[The rest of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed, and attested, all as of the date and year first written above.

IRON MOUNTAIN INCORPORATED
By: /s/ GARRY B. WATZKE
Name: Garry B. Watzke Title: Senior Vice President and General Counsel

COMAC, INC.
IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.
IRON MOUNTAIN GLOBAL, INC.
IRON MOUNTAIN GOVERNMENT SERVICES INCORPORATED
IRON MOUNTAIN INFORMATION MANAGEMENT, INC.
MOUNTAIN REAL ESTATE ASSETS, INC.
MOUNTAIN RESERVE III, INC.
TREELINE SERVICES CORPORATION
NETTLEBED ACQUISITION CORP.
By: /s/ GARRY B. WATZKE
Name: Garry B. Watzke Title: Senior Vice President and General Counsel

IRON MOUNTAIN GLOBAL LLC

By: Iron Mountain Global, Inc., its sole member

By: /s/ GARRY B. WATZKE
Name: Garry B. Watzke
Title: Senior Vice President and General Counsel

IRON MOUNTAIN STATUTORY TRUST - 1998

By: U.S. BANK NATIONAL ASSOCIATION, not individually but as Owner Trustee under that certain Amended and Restated Owner Trust Agreement dated as of October 1, 1998, as amended

By: /s/ JOHN CORREIA
Name: John Correia
Title: Vice President

IRON MOUNTAIN STATUTORY TRUST - 1999

By: U.S. BANK NATIONAL ASSOCIATION, not individually but as Owner Trustee under that certain Owner Trust Agreement dated as of July 1, 1999, as amended

By: /s/ JOHN CORREIA
Name: John Correia
Title: Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By: /s/ PETER M. MURPHY
Name: Peter M. Murphy
Title: Vice President

EXHIBIT A

Form of Notes

______________________________________________________________________________

______________________________________________________________________________

[Face of Note]

6¾ % Senior Subordinated Notes due 2018

ISIN No. XS0282770675€225,000,000
Common Code: 028277067

IRON MOUNTAIN INCORPORATED

promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, as nominee for the Common Depository, or registered assigns, the principal sum of €225 Million Euro on October 15, 2018.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Dated: January 19, 2007

IRON MOUNTAIN INCORPORATED

By:_________________________________
Name:
Title:

By: _________________________________
Name:
Title
(SEAL)
This is one of the Notes
referred to in the within-
mentioned Indenture:

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee
By: _____________________________
        Authorized Signatory

6¾ % Senior Subordinated Notes due 2018

This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository or a nominee of the Depository. This Security is exchangeable for Securities registered in the name of a Person other than the Depository or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such a successor Depository.

The Notes will initially be issued in book-entry form represented by the Global Note and will be deposited with The Bank of New York, London Branch, as Common Depository, for Euroclear and for Clearstream. Interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream. Unless this certificate is presented by an authorized representative of the Depository, to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of the Depository, or such other name as may be requested by an authorized representative of the Depository (and any payment is made to the Depository or such other entity as may be requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, The Bank of New York, London Depository (Nominees) Limited has an interest herein.

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Iron Mountain Incorporated, a Delaware corporation (the “Company”) promises to pay interest on the principal amount of this Note at 6¾ % per annum from October 17, 2006 until October 15, 2018. The Company shall pay interest, semi-annually in arrears, on April 15 and October 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be April 15, 2007. The Company shall pay interest (including post-petition interest to the extent allowed in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at a rate equal to the per annum rate on the Notes then in effect; it shall pay interest (including post-petition interest to the extent allowed in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay principal, premium and Additional Tax Amounts, if any, and interest on the Notes in Euro that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay principal, premium and Additional Tax Amounts, if any, and interest by check payable in such money. It may mail an interest check to a Holder’s registered address.

3. Paying Agent, Registrar And Service Agent. Initially, The Bank of New York Trust Company, N.A., the Trustee under the Indenture, will act as paying agent, registrar and service agent. The Notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change any paying agent, service agent or registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of December 30, 2002 (the “Base Indenture”), as supplemented by a Fifth Supplemental Indenture dated as of January 19, 2007 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes issued under the Indenture are subordinated unsecured obligations of the Company limited to €225,000,000 in aggregate principal amount.

5. Optional Redemption.

(a) Prior to October 15, 2011, the Notes shall be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the Euro Make-Whole Price, plus accrued and unpaid interest, to but excluding the applicable redemption date. On and after October 15, 2011, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days’ notice, at the redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Percentage

2011	103.375%
2012	102.250%
2013	101.125%
2014 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to October 15, 2009 the Company may on any one or more occasions redeem the Notes at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest, and Additional Tax Amounts, if any, to the redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that (i) at least €50.0 million in the aggregate principal amount of the Notes (including any Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and the Company’s Subsidiaries) and (ii) the redemption must occur within six months of the date of the closing of any such Qualified Equity Offering.

(b) The Company may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the Holders (which notice will be irrevocable and given in accordance with the procedures described in Section 10.2 of the Indenture), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company for redemption, (the “Tax Redemption Date”), and all Additional Tax Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (and in the case of Notes that are in physical, certificated form, subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date and Additional Tax Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Company has or would be required to pay Additional Tax Amounts, and the Company cannot avoid any such payment obligation taking reasonable measures available, as a result of:

(i) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Authority affecting taxation which becomes effective on or after January 19, 2007 (or, if the relevant Tax Authority has changed since January 19, 2007, the date on which the then current Tax Authority became the applicable Tax Authority under the Indenture); or

(ii) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), and becomes effective on or after January 19, 2007 (or, if the relevant Tax Authority has changed since January 19, 2007, the date on which the then current Tax Authority became the applicable Tax Authority under the Indenture).

The Company will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver to the Trustee (a) an Officers’ Certificate to the effect that the Company cannot avoid such obligation to pay Additional Tax Amounts by taking reasonable measures available to it and (b) an Opinion of Counsel to the effect that the Company will be obligated to pay Additional Tax Amounts as a result of an event described above.

6. Additional Tax Amounts. The Company and the Guarantors will pay to the Holders of the Notes any Additional Tax Amounts as may become payable under Section 4.20 of the Indenture.

7. Notice of Redemption. Notice of redemption will be given at least 10 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. For Notes which are represented by global certificates held on behalf of the Depository, notices may be given by delivery of the relevant notices to the Depository for communication to entitled account holders in substitution for the aforesaid publication. If, and for so long as, any Notes are listed on the Official List of the Luxembourg Stock Exchange and eligible to be traded on the Euro MTF market of that exchange and its rules so require, notices will be published on the website of the Luxembourg Stock Exchange at www.bourse.lu or, if the rules so require, in a newspaper having a general circulation in Luxembourg (which is expected to be the d’Wort) and, in connection with any redemption, the Company will notify the Luxembourg Stock Exchange of any change in the principal amount of Notes outstanding. The Notes in denominations larger than €50,000 may be redeemed in part but only in integral multiples of €50,000, unless all the Notes held by a Holder are to be redeemed. In the event of a redemption of less than all of the Notes, the Notes will be chosen for redemption by the Trustee in accordance with the Indenture. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above and on or prior to such Interest Payment Date, then any accrued interest will be paid to the Person in whose name this Note is registered at the close of business on such Record Date.

8. Mandatory Redemption. Except as set forth in paragraph 8 below, the Company shall not be required to repurchase or to make mandatory redemption payments with respect to the Notes. There are no sinking fund payments with respect to the Notes.

9. Repurchase at Option of Holder. This Note is subject to purchase at the option of the Holder upon the circumstances set forth in Sections 3.10, 4.17 and 4.18 of the Indenture.

10. Subordination. The payment of the principal of, interest on, Additional Tax Amounts or any other amounts due on the Notes is subordinated in right of payment to all existing and future Senior Debt of the Company, as described in the Indenture. Each Holder, by accepting a Note, agrees to such subordination and authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and appoints the Trustee as its attorney-in-fact for such purpose.

11. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of €50,000 and integral multiples of €50,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

12. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

13. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture with respect to the Notes or the Notes may be amended or supplemented with the consent of, and any existing default or event of default or compliance with any provision of the Indenture or the Notes may be waived with the consent of: (A) Holders of a majority in aggregate principal amount at stated maturity of the Notes (with respect to matters requiring only the consent of such Holders), or (B) holders of a majority in aggregate principal amount at stated maturity of (1) the Notes and (2) the 8% Notes and the 6 3/4% Notes, if the Holders of the 8% Notes and the 6 3/4% Notes are being requested to consent to such action with respect to the terms of such notes or the indenture under which such notes were issued, or (C) holders of a majority in aggregate principal amount at stated maturity of (1) the Notes, (2) the 8 5/8% Notes, the 7 3/4% Notes, the 7 1/4% Notes, the 6 5/8% Notes, the 8 3/4% Notes, the 8% Notes and the 6 3/4% Notes, (the “Previously Issued Notes”), if the holders of the Previously Issued Notes are being requested to consent to such action with respect to the terms of the Previously Issued Notes or the indentures under which the Previously Issued Notes were issued, and (3) any other issue or series of notes issued by the Company that rank pari passu with the Notes, if such notes or the indenture pursuant to which such notes were issued both (i) require the consent of the holders of such notes to such action, and (ii) provide that the such holders will vote with the Holders of the Notes and the other securities referenced above with respect to such action. Without the consent of any Holder of the Notes, the Indenture with respect to the Notes or the Notes may be amended or supplemented to, in addition to other events more fully described in the Indenture, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of certificated Notes, provide for the assumption of the Company’s obligations to Holders of the Notes in the case of a merger or consolidation, make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA.

14. Defaults and remedies. An Event of Default with respect to the Notes occurs upon the occurrence of any of the following events: the default for 30 days in the payment when due of interest on the Notes or Additional Tax Amounts, if any (whether or not prohibited by the subordination provisions of the Indenture); the default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); the failure by the Company to comply with Section 4.18 of the Indenture; the failure by the Company or any Guarantor for 60 days after written notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the Notes (including Additional Notes, if any) outstanding to comply with any of its other agreements in the Indenture, Notes or the Subsidiary Guarantees; the default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee exists on the date of the Indenture or is created thereafter, if: (i) such default results in the acceleration of such Indebtedness prior to its express maturity or shall constitute a default in the payment of such Indebtedness at final maturity of such Indebtedness; and (ii) the principal amount of any such Indebtedness that has been accelerated or not paid at maturity, when added to the aggregate principal amount of all other such Indebtedness that has been accelerated or not paid at maturity, exceeds $50.0 million; the failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments remain unpaid, undischarged or unstayed for a period of 60 days; certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or except as permitted by the Indenture or the Subsidiary Guarantees, any Subsidiary Guarantee issued by a Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Restricted Subsidiary or any Person acting on behalf of any Restricted Subsidiary shall deny or disaffirm in writing its obligations under its Subsidiary Guarantee.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes (including Additional Notes, if any) may declare all the Notes to be due and payable immediately; provided, however, that if any Obligation with respect to Senior Bank Debt is outstanding pursuant to the Credit Agreement upon a declaration of acceleration of the Notes, the principal, premium or Additional Tax Amounts, if any, and interest on the Notes will not be payable until the earlier of: (1) the day which is five business days after written notice of acceleration is received by the Company and the Credit Agent; or (2) the date of acceleration of the Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, the principal of, and premium and Additional Tax Amounts, if any, and any accrued and unpaid interest on all outstanding Notes will become due and payable without further action or notice. In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.1(e) of the Indenture, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in such section have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days from the date of such declaration and if: (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a competent jurisdiction; and (2) all existing Events of Default, except non-payment of principal, interest, premium and Additional Tax Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or Additional Tax Amounts if it determines that withholding notice is in their interest. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take thereto.

15. Subsidiary Guarantees. Payment of principal of, premium or Additional Tax Amounts, if any, and interest (including interest on overdue principal, if any, and interest, if lawful) on the Notes is guaranteed on an unsecured, senior subordinated basis by the Guarantors pursuant to Article XII of the Indenture.

16. Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

17. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder, as such, of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note and the related Subsidiary Guarantees waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

18. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20. ISIN Numbers. The Company has caused ISIN numbers to be printed on the Notes and the Trustee may use ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111
Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

______________________________________________________________________________

(Insert assignee’s soc. sec. or tax I.D.no.)

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

______________________________________________________________________________

Date: ______________

Your Signature: ________________________________________________________________

(Sign exactly as your name appears on the face of this Note)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.17 or 4.18 of the Indenture, check the box below:

☐	Section 4.17

☐	Section 4.18

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.17 of the Indenture, state the amount you elect to have purchased: $__________

Date: __________	Your Signature: ____________________________
Sign exactly as your name appears on the Note)
Tax Identification No.:_______________________

SCHEDULE OF EXCHANGES OF NOTES*

The following exchanges of a part of this Global Note for other Notes have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized office of Trustee or Service Agent

*This schedule should be included only if the Note is issued in global form.

EXHIBIT B
Form of Supplemental Indenture
To Be Delivered By Future Guarantors

Supplemental Indenture (this “Supplemental Indenture”), dated as of ________________, 20__, among _______________ (the “Guaranteeing Subsidiary”), a subsidiary of Iron Mountain Incorporated (or its successor), a Delaware corporation (the “Company”), the Company, and The Bank of New York Trust Company, N.A., a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of December 30, 2002, as supplemented by the Fifth Supplemental Indenture, dated as of January 19, 2007 (the indenture, as so supplemented, the “Indenture”) providing for the issuance of an aggregate principal amount of up to €225,000,000 of 6¾ % Senior Subordinated Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees that its obligations to the Holder and the Trustee pursuant to this Subsidiary Guarantee shall be as expressly set forth in Article XII of the Indenture and in such other provisions of the Indenture as are applicable to the Guarantors (including, without limitation, Article XIII of the Indenture), and reference is made to the Indenture for the precise terms of this Supplemental Indenture. The terms of Article XII of the Indenture and such other provisions of the Indenture (including, without limitation, Article XIII of the Indenture) as are applicable to the Guarantors are incorporated herein by reference.

3. Execution and Delivery of Subsidiary Guarantees.

(a) If an Officer whose signature is on this Supplemental Indenture no longer holds that office at the time the Trustee authenticates the Note, the Subsidiary Guarantee shall be valid nevertheless.

(b) The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Subsidiary Guarantee set forth in this Supplemental Indenture on behalf of the Guaranteeing Subsidiary.

4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guarantor (including the Guaranteeing Subsidiary) under the Notes, any Subsidiary Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________, 20___

[Guaranteeing Subsidiary]
By:________________________________
Name:
Title:

[Company]

By: ________________________________
Name:
Title:

[Trustee],
as Trustee
By: ________________________________
Authorized Signatory

B-3